Exhibit 5.2

November 12, 2015

NewStar Financial, Inc.

500 Boylston Street, Suite 1250

Boston, Massachusetts 02116

Ladies and Gentlemen:

Reference is made to our opinion dated October 23, 2015 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (Registration Statement No. 333-207571) (the “Registration Statement”) filed on October 23, 2015 by NewStar Financial, Inc. (the “Company”), a Delaware corporation, with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on November 2, 2015. We are rendering this supplemental opinion in connection with the prospectus supplement filed on November 10, 2015 (the “Prospectus Supplement”) by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of $80,000,000 aggregate principal amount of 7.25% Senior Notes due 2020 (the “Notes”), all of which are covered by the Registration Statement. The Notes will be issued pursuant to the Indenture by and between the Company and U.S. Bank National Association. as Trustee, dated April 22, 2015 (the “Indenture”). We understand that the Notes are being offered and sold in the manner described in the Prospectus Supplement.

We have acted as your counsel in connection with the preparation of the Registration Statement and the Prospectus Supplement. We are familiar with the proceedings taken by the Company in connection with the authorization, issuance and sale of the Notes. We have made such examination as we consider necessary to render this opinion.

The opinions expressed below are limited to the Delaware General Corporation Law, the laws of the State of New York and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that the Notes have been duly authorized by all necessary corporate action of the Company and when the Notes have been duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement and the related Prospectus Supplement, the Notes will constitute binding obligations of the Company, enforceable against the Company in accordance with the terms of the Notes.

The foregoing opinion is subject to: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; and (ii) general principles of equity (whether considered in a proceeding in equity or at law). We express no opinion concerning the enforceability of any waiver of

NewStar Financial, Inc.

November 12, 2015

rights or defenses with respect to stay, extension or usury laws, and we express no opinion with respect to whether acceleration of Notes may affect the collectability of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Locke Lord LLP

Locke Lord LLP